Exhibit 10.4

Certain portions of this Exhibit have been omitted based upon a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933. The omitted portions have been filed separately with the Securities and Exchange Commission.

PSS WORLD MEDICAL, INC.
SHAREHOLDER VALUE PLAN

ARTICLE 1
ESTABLISHMENT OF PLAN

    1.1        Background of Plan. The Shareholder Value Plan is a subplan of the PSS World Medical, Inc. 1999 Long-Term Incentive Plan (the “LTIP”), consisting of a program for the grant of performance awards under Article 9 of the LTIP. The Shareholder Value Plan has been established and approved, and will be administered by, the Compensation Committee pursuant to the terms of the LTIP, including without limitation, Section 13.13 thereof. It is intended that Awards under the Shareholder Value Plan shall be fully deductible by the Company without regard to the limitations of Code Section 162(m). The Effective Date of the Shareholder Value Plan is October 1, 2002.

    1.2        Purpose. The purpose of the Shareholder Value Plan is to increase Participants’ economic interest in the long-term success of the Company, to encourage Participants to continue employment with the Company, and to reward Participants for achieving long-term goals. Initially, the Shareholder Value Plan is intended to provide an incentive to executives of the Company and/or its Subsidiaries to accelerate the creation of shareholder value through the achievement of the financial performance goals outlined in the Company’s three-year strategic plan (the “Strategic Plan”) adopted by the Company on March 27, 2002.

ARTICLE 2
ADMINISTRATION

    2.1        Committee. The Shareholder Value Plan shall be administered by the Compensation Committee of the Board of Directors of the Company.

    2.2        Authority of Committee. The Committee has the exclusive power, authority and discretion to: (a) designate Participants; (b) reduce any SVP Award, regardless of the achievement of designated Performance Goals; (c) establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Shareholder Value Plan; (d) make all other decisions and determinations that may be required under the Shareholder Value Plan or as the Committee deems necessary or advisable to administer the Shareholder Value Plan; and (e) amend the Shareholder Value Plan as provided herein.

    2.3.        Decisions Binding. The Committee’s interpretation of the Shareholder Value Plan and all decisions and determinations by the Committee with respect to the Shareholder Value Plan are final, binding, and conclusive on all parties.

ARTICLE 3
ELIGIBILITY

    3.1.        General. Participation in the Shareholder Value Plan is limited to key executives of the Company who are members of a select group of highly compensated or management employees who, through the effective execution of their assigned duties and responsibilities, are in a position to have a direct and measurable impact on the Company’s long-term financial results, and are designated by the Committee to be eligible for an SVP Award. Participants shall include executives comprising the executive management team of the Company, and any other officer of the Company or any Subsidiary as shall be selected to participate in the Shareholder Value Plan by the Committee.

    3.2.        Partial Term Participation. When employees are chosen for participation during the Performance Period, the their SVP Award amounts shall be prorated, based on the number of full months they participated in the Shareholder Value Plan during the applicable Performance Period.

    3.3.        Demotions. If a Participant is demoted during a Performance Period, the Committee will determine whether the Participant shall end participation in the Shareholder Value Plan at that time, or shall continue as a Participant, perhaps at a reduced level. If participation ends, any SVP Award earned during the time of participation will be prorated for the Performance Period, and will be paid only if the Participant is still an employee at the time SVP Awards are paid. Any such proration shall be based on the number of full months the Participant participated in the Shareholder Value Plan during the applicable Performance Period.

ARTICLE 4
DEFINITIONS

    4.1        Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings assigned such terms in the LTIP. In addition, the following terms shall have the following meanings for purposes of the Shareholder Value Plan:

(a)	“Adjusted EPS” means diluted earnings per common share as determined under Generally Accepted Accounting Principles (GAAP) as reported in the Company’s financial statements, except that it will exclude the negative effect of all nonrecurring charges, extraordinary items, discontinued operations, and cumulative effects of accounting changes, unless the Committee in its sole discretion determines otherwise.

(b)	“Beginning Base Salary” means a Participant’s annual base salary, excluding bonus and other compensation, as in effect at the beginning of a Performance Period (or such later time as the person first becomes a Participant in the Shareholder Value Plan).

(c)	“Cumulative Adjusted EPS” means cumulative Adjusted EPS over a Performance Period.

(d)	“Payout Matrix” means a matrix adopted by the Committee with respect to a Performance Period equating a cash SVP Award to the attainment of Performance Goals. The Payout Matrix for the initial 30-month Performance Period is set forth on Exhibit A hereto.

(e)	“Performance Goals” are goals established by the Committee with respect to a Performance Period that determine whether and to what extent an SVP Award is earned for such Performance Period. In accordance with Section 13.13 of the LTIP, Performance Goals shall be determined solely on the basis of (a) the achievement by the Company or a Parent or Subsidiary of a specified target return, or target growth in return, on equity or assets, (b) the Company’s stock price, (c) the Company’s total shareholder return (stock price appreciation plus reinvested dividends) relative to a defined comparison group or target over a specific performance period, (d) the achievement by a business unit of the Company, Parent or Subsidiary of a specified target, or target growth in, net income or earnings per share, or (e) any combination of the goals set forth in (a) through (d) above. The Performance Goals for the initial 30-month Performance Period are based on Cumulative Adjusted EPS as, set forth on Exhibit A hereto.

(f)	“Performance Period” means a period established by the Committee from time to time over which performance will be measured to determine the payout of SVP Awards. The initial Performance Period under the Shareholder Value Plan is the 30-month period beginning on October 1, 2002 and ending on March 31, 2005. The Committee may determine and declare subsequent Performance Periods from time to time. Performance Periods may, but need not, overlap.

(g)	“SVP Award” means a cash award payable to a Participant in the Shareholder Value Plan based on the achievement of threshold performance or better during a Performance Period.

(h)	“Target SVP Award” means an SVP Award established by the Committee from time to time with respect to a Performance Period based on “target” performance.

ARTICLE 5
OPERATION OF THE PLAN

    5.1        Target SVP Awards. The Target SVP Award for a Participant for the initial 30-month Performance Period is three times the Participant’s Beginning Base Salary times an Award factor derived from the Participant’s officer level at the beginning of the Performance Period (or such later time as the person first becomes a Participant in the Shareholder Value Plan), as set forth on Exhibit A hereto. The Committee may establish different Target SVP Awards for future Performance Periods.

    5.2        Performance Goals and Payout Matrix. The Performance Goals and Payout Matrix applicable to the initial 30-month Performance Period are based on Cumulative Adjusted EPS over the Performance Period, as set forth on Exhibit A hereto. The Committee may establish different Performance Goals and Payout Matrices for future Performance Periods. The Committee shall establish Performance Goals prior to the beginning of a Performance Period for which such Performance Goals relate (or such later date as may be permitted under Code Section 162(m) or the regulations thereunder).

    5.3        Determination of Performance Results. As soon as reasonably possible after the close of the fiscal quarter or year marking the end of a Performance Period, the Committee will determine and certify in writing the degree to which the Performance Goals have been attained. The Committee shall have the sole authority to determine to what the extent the Performance Goals have been attained. Any payment of an SVP Award shall be conditioned on the written certification of the Committee in each case that the Performance Goals and any other material conditions were satisfied. The Committee has the right for any reason to reduce (but not increase) the amount of an SVP Award, notwithstanding the achievement of a specified Performance Goal.

    5.4        Payout Form and Timing. SVP Awards will be paid in cash as soon as possible after the certification by the Committee of the amount of the SVP Awards based on the achievement of Performance Goals over the Performance Period. Notwithstanding the achievement of a Performance Goal, the Committee may, in its discretion, reduce the amount of an SVP Award otherwise payable to one or more Participants under the Shareholder Value Plan.

    5.5        SVP Award Deferrals. On or before the beginning of the final year of a Performance Period, a Participant who is eligible to participate in a deferred compensation plan of the Company may elect to defer receipt of his or her SVP Award, if any, with respect to such Performance Period under such deferred compensation plan. Any amount so deferred will be governed by the terms of the applicable deferred compensation plan.

    5.6.       Performance Period Limit. As provided in Section 5.4 of the LTIP, in no event shall any Participant receive an SVP Award for a Performance Period which exceeds $3,000,000.

    5.7        Termination of Employment. If a Participant ceases being an employee of the Company or any Subsidiary for any reason other than death, Disability, or Retirement, then his or her participation in the Shareholder Value Plan shall automatically be terminated and the Participant will forfeit any right to an SVP Award for the Performance Period in which the termination of employment occurs; provided, however that the Committee may make exceptions on a case-by-case basis in its sole discretion in the case of a Participant’s termination without Cause or resignation for Good Reason (as the terms “Cause”and “Good Reason” are defined in the Participant’s Employment Agreement with the Company, if any). For terminations after a Performance Period, but before payout from the Shareholder Value Plan, payout will be made as though the termination had not occurred. A Participant’s transfer of employment from the Company to one of its Subsidiaries, from a Subsidiary to the Company, or from one Subsidiary to another Subsidiary shall not constitute a termination of employment for purposes of the Shareholder Value Plan. In the event of a Participant’s termination of employment by reason of death, Disability or Retirement (or if so provided by the Committee in the case of a Participant’s termination without Cause or resignation for Good Reason), a prorata SVP Award shall be made, based on the number of days in the Performance Period preceding the date of termination. SVP Awards in these situations may be calculated and paid after the end of the Performance Period, the same as for other Participants. Amounts paid on behalf of a deceased Participant will be paid to the Participant’s Beneficiary.

    5.8        Change in Control. Notwithstanding any provision to the contrary herein or in the LTIP, upon the occurrence of a Change in Control, all Performance Periods shall end as of the last day of the fiscal quarter ended prior to or on the date of the Change in Control. All SVP Awards shall be deemed earned and will be paid out in an amount equal to the product of (i) either (A) the Target SVP Award or (B) if the Cumulative Adjusted EPS through such last day of the fiscal quarter ended prior to or on the date of the Change in Control exceeds targeted Cumulative Adjusted EPS as of that date (as reflected in the Strategic Plan for fiscal years 2003-2005) by at least 4.35%, the Maximum SVP Award, times (ii) a fraction, the numerator of which is the number of full months that have elapsed from the beginning of the Performance Period to the date of the Change in Control, and the denominator of which is number of full months in the original Performance Period. Payment of SVP Awards shall be made within 120 days after the Change in Control transaction has been completed.

ARTICLE 6
AMENDMENT, MODIFICATION AND TERMINATION

    6.1.        Amendment, Modification and Termination. The Committee may, at any time and from time to time, amend, modify or terminate the Shareholder Value Plan. The Committee may condition any amendment or modification on the approval of shareholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations.

    6.2        Termination After or During the Performance Period. Termination of the Shareholder Value Plan after a Performance Period but before SVP Awards are made will not reduce Participants’ rights to receive SVP Awards for the Performance Period. Termination or amendment of the Shareholder Value Plan during a Performance Period may be retroactive to the beginning of the Performance Period, at the discretion of the Committee. If any amendment or termination occurs during a Performance Period, the Committee shall determine when and to what extent SVP Awards shall be paid for the portion of the Performance Period preceding the amendment or termination.

ARTICLE 7
CHANGES IN CAPITAL STRUCTURE

    7.1.        Adjustments. If, during a Performance Period, the Company’s structure should be materially altered by virtue of a reorganization, recapitalization, stock split, stock dividend, combination of shares, rights offer, liquidation, dissolution, merger, consolidation, spin-off or sale of assets, or any other change in or affecting the corporate structure or capitalization of the Company, which does not constitute a Change in Control, the Committee may redefine the Performance Matrix or adjust the Performance Period, to reflect the impact of such change. The nature of any such adjustment shall be to protect the purpose and integrity of the Shareholder Value Plan, reducing the potential for windfall gains or losses for Participants.

ARTICLE 8
GENERAL PROVISIONS

    8.1.        Nonassignability. Participant rights under the Shareholder Value Plan may not be transferred, assigned, pledged or encumbered, without the express prior consent of the Committee.

    8.2.        No Right to Participate. No officer or employee shall have any right to be selected to participate in the Shareholder Value Plan.

    8.3.        No Right to Employment. Nothing in the Shareholder Value Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary or at any particular rate of compensation.

    8.4.        Withholding. In accordance with Section 16.3 of the LTIP, the Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Shareholder Value Plan.

    8.5.        Unfunded Status of Awards. The Shareholder Value Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to the Shareholder Value Plan, nothing contained in the Shareholder Value Plan shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

    8.6.           Expenses. The expenses of administering the Shareholder Value Plan shall be borne by the Company and its Subsidiaries.

    8.7.        Titles and Headings. The titles and headings of the Sections in the Shareholder Value Plan are for convenience of reference only, and in the event of any conflict, the text of the Shareholder Value Plan, rather than such titles or headings, shall control.

    8.8.        Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

    8.9.        Governing Law. To the extent not governed by federal law, the Shareholder Value Plan shall be construed in accordance with and governed by the laws of the State of Florida.

    8.10        Severability.If any provision of this Shareholder Value Plan is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision. Furthermore, in lieu of such illegal or unenforceable provision, there shall be added automatically as a part of this Shareholder Value Plan a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid and enforceable.

    8.11        LTIP Controls. This Shareholder Value Plan is adopted pursuant to and shall be governed by and construed in accordance with the LTIP. In the event of any actual or alleged conflict between the provisions of the LTIP and the provisions of this Shareholder Value Plan, the provisions of the LTIP shall be controlling and determinative.

        The foregoing is hereby acknowledged as being the PSS World Medical, Inc. Shareholder Value Plan as adopted by the Committee on December 12, 2002.

PSS WORLD MEDICAL, INC. By: _____________________________ David A. Smith President and Chief Executive Officer

EXHIBIT A

TARGET AWARDS, PERFORMANCE GOALS AND PAYOUT MATRIX

For the 30-month Performance Period from October 1, 2002 to March 31, 2005

        The Target SVP Award for the initial Performance Period under the Shareholder Value Plan is an amount calculated as three times the Participant’s Beginning Base Salary times an Award factor (“Award Factor”) derived from the Participant’s officer level at the beginning of the Performance Period (or such later time as the person first becomes a Participant in the Shareholder Value Plan). The following are the Award Factors to be used under the Shareholder Value Plan with respect to the initial Performance Period:

Officer Level	Award Factor
I	40
Div. Pres	38
II	35
III	34
IV	33

        Participants have the opportunity to earn from 50% to 150% of the Target SVP Award, based on the achievement of Performance Goals. The Performance Goals and Payout Matrix applicable to the initial 30-month Performance Period are based on Cumulative Adjusted EPS over the Performance Period, as set forth below:

	Cumulative Adjusted EPS*	% of Target SVP Award Earned
	‹$[***]	0%
Threshold Performance	$[***]	50%
Target Performance	$[***]	100%
Maximum Performance	$[***]	150%
	>$[***]	150%

        Interpolation between points will be made on a straight line basis. Thus, Cumulative Adjusted EPS growth of $[***] will earn 120% of the Target Award. 150% of the Target SVP Award is the maximum payout.

        *The Strategic Plan for fiscal years 2003-2005 establishes a target cumulative Adjusted EPS of $[***] over the 36-month period. The Target Performance of $[***] for the initial 30-month Performance Period reflects that Cumulative Adjusted EPS for the first and second quarters of fiscal year 2003 was $0.10.